                             BROOKS AUTOMATION, INC.

                              MODERATOR: MARK CHUNG

                                JANUARY 27, 2004

                                  7:30 A.M. CT

Operator: Good morning everyone and welcome to the Brooks Automation Fiscal 2004
     First Quarter Earnings Release conference call. Today's call is being recorded. At this time, for opening remarks and introductions I'd like to turn the call over to Mr. Mark Chung, Director of Investor Relations. Please go ahead sir.

Mark Chung: Thank you. Good morning and welcome to the Brooks Automation conference call to discuss the results of the fiscal 2004 third quarter ended December 31st 2003. The press release announcing the first quarter results was sent out this morning at approximately 8:01 Eastern time. You may obtain a copy of the press release from our investor relations web site at investor.brooks.com or you may call the investor relations department at Brooks Automation to request a copy.

     Today, giving the prepared statements on behalf of the company up are the following four speakers: Bob Therrien, Chairman and Chief Executive Officer; Ed Grady, President; Michael Pippins, Senior Vice President of Corporate Marketing; and Bob Woodbury, Chief Financial Officer. After the final speaker we will open up the call for questions.

     In the course of today's call we will be making some forward-looking statements under the Safe Harbor provisions of Section 21 of the Securities Exchange Act of 1934. I won't go through the process of reading that entire Safe Harbor statement contained in our press release, but everyone should be cautioned actual results could differ from these statements for a variety of reasons. For an extensive list of risk factors that could cause actual results to differ from those forecasted please consult our Safe Harbor language in the current press release in our most recent filings with the Securities and Exchange Commission. I will turn the call over to our CEO, Bob Therrien. Bob?

Bob Therrien: Thanks Mark. Good morning and let me start by wishing everyone a great 2004. We finished calendar year 2003 with 341.3 million in revenues, which represents modest growth over calendar year 2002. When the final market data tally is finished for calendar year 2003, I believe Brooks will once again be the worldwide leader in semi conductor automation for the third consecutive year and will have gained market share over our nearest competitor.

     The reason for last year's performance in the difficult environment comes down to one single fact. We are a focused company. Our goal is to be the premier semi conductor automation company in the world. Our focused strategy together with the company's strong fundamentals should lead to rewarding results in 2004 and beyond. We believe in the long-term Brooks will thrive in the semi conductor automation business via our software information and control based strategy which is key in transforming mechanization into intelligent automation. Our relentless development testing and learning about customer fab and tool behaviors has resulted in our company knowing more about its customers and prospects than any of our competitors do. That adds up to a powerful competitive advantage.

     The December quarter revenues for Brooks were 82.6 million, an increase of one percent over the preceding quarter revenues of 81.7 million. This was in line with guidance of 82 million. But we did much better than guidance -- where we did much better than guidance was on the bookings. Bookings for the December quarter were 127 million, an increase of 53 percent over the preceding quarter bookings versus our October 2003 guidance of up 10 percent. This amount is the most that we have ever booked in one-quarter at Brooks surpassing the previous high of 124 million set in March 2001.

     The order momentum at the end of the December quarter was much stronger than anyone expected, driven primarily by our OEM and factory hardware business. Specifically a DRAM manufacturer pulled in its schedule and created strong demand in the tail end of the quarter for the capital equipment sector. Forecasting our business in this environment is tricky at best, since approximately half of our business in on the fab side, and those orders are lumpy and mostly binary. As a result, our March quarter bookings will be flat to up, based on a few major swing deals that will determine the final number. So even with some fluctuations in our bookings from quarter to quarter, we expect to see continued strong demand throughout the coming year.

     In our previous earnings conference call at the end of October, most preliminary estimates for capital expenditures or cap ex growth for 2004 where in the range of 15 to 20 percent growth your over year. At the recent ISS conference in early January, some industry followers had increased their forecasts for 2004 cap ex spending anywhere in the range of 32 percent to 50 percent your over year growth. We are planning on industry capital spending this year to grow at the lower end of the range, which is healthy as it may prolong the ongoing expansion into 2005. Because our (drisk) market at 300 mm wafer size is more than 2X of what it is at 200 mm wafer size and with the industry moving its incremental cap ex spending to the larger size, we believe we are positioned to outgrow the capital equipment industry in 2004. Brooks is facing two challenges. Like other suppliers, we will need to ramp production sharply in the current quarter and Ed Grady will provide more details on that effort.

     Our second challenge is ongoing. While financial leverage will yield a return to profitability in the current quarter, I am still not fully satisfied with our cost structure, and we will continue to focus on driving down costs even as we ramp shipments. Restructuring and integration issues are behind us. Improving operating efficiencies will be ongoing. What you will now begin to see is the leverage in our business model up. The hard work we did in consolidating facilities and reducing headcount up the will yield a rapid return to profitability. We have built a strong sustainable business model here at Brooks.

     The fact remains that the semi conductor industry is cyclical, unpredictable and extremely competitive. It has always been an important principle in our industry that a company needs to have size and critical mass from its global presence to its technology and product lines to its balance sheet in order to not merely survive, but with driving this market.

     In closing, let me comment on the 2004 outlook. Our view of the economy and the semi conductor industry is not meaningfully different from the consensus, however we don't build a business model and the operating budget based solely on the macro economic forecasts. Rather, we build it company by company, based on our view of what we believe we can win compared with what customers are presenting as market opportunities. Our largest automation market opportunity continues to be the OEM to automation segment. Referencing Dataquest December 2003 automation forecasts, that market segment is expected to double in the next two years, twice the growth rate of the individual end-user fab hardware or fab software automation market segment.

     In the March quarter, our revenues should increase at least 45 percent over the December quarter to the range of 120 to 125 million. This will allow us to surpass the historical peak revenues for the company of 112 million in the March 2001 quarter. Bob Woodbury will provide more details on the financial outlook, but let me had that I am pleased that after a prolonged downtrend and a lot of hard work to achieve efficiency Brooks should be back to being profitable in the coming March quarter.

     Now I will turn the call over to Ed Grady. Ed?

Ed Grady: Thanks Bob. Management team continues to make progress on our plan to restore profitability. As we discussed in the past several quarters the company has been focused on consolidation, rightsizing fixed cost, product rationalization and organizational alignment. I'd like to note that in fiscal Q1 there were no additional charges for restructuring, signaling that we are substantially complete with the integration and consolidation plan we started last year. We're continuing to see the results of our tough decisions and diligent efforts in the financial results. As business conditions change, we'll continue to look for ways to become more efficient.

     This past quarter represents a turning point for the company. As Bob stated, the December quarter saw a radical shift in the market, as shown in the 53 percent increase of bookings to $127 million, representing a record bookings quarter for the company. We're experiencing the highest level of quoting activity in the company's history. We are very proud our responsiveness of our sales force. As stated last quarter, we're driving for key metrics; gross margins, inventory, fixed costs and headcount. Let me update you on each of these metrics separately.

     For gross margins, reflect for a moment the company has demonstrated five consecutive quarters of improved gross margins. In Q1, gross margins were essentially at the level we forecasted that they would be one year ago. As we discussed last quarter, we are focused on five key areas for improvement. First, reduction in materials costs; second, improving efficiency of direct labor through accelerated deployment of demand flow manufacturing and in our consolidated manufacturing facility. Third, reduction in manufacturing overhead. Fourth, outsourcing of commodity components and legacy and of life product, and fifth, value engineering or cost reduction redesign. These five key focus areas are having a positive impact and we'll continue to contribute throughout the year.

     For example, gross margins are improving on the hardware products, as material costs reductions, cost reduced designs, and reduced overhead kick in. The only negative in the hardware gross margins is the impact of the 27 percent increase in exchange rate on products produced in our (Jena) Germany facility that are shipped outside of Europe. We've taken remedial action to mitigate the impact of these exchange rate changes. Additionally, we are consolidating the independent software and solution delivery organizations into one organization under (Joe Bellini), and believe the new model will improve gross margins on future software automation projects. This past quarter's 37 percent composite gross margin performance is a 3.5 percent increase from Q4 last year and demonstrates we're making strong progress. Inventory; our inventory was up about $10 million, driven by increased width in response to the increased production demand for shipments in Q2, and also finished goods at customers. We are working very hard to hold inventory levels flat as the business grows over the next several quarters.

     In fixed cost, the fixed costs were slightly up, driven by restoration of wages and increased sales and marketing expense. As the business ramps, we expect to address a competitive wage issues and incremental investments in R&D to support designing (wins) and new product introductions. We expect to be able to offset most of the cost increases with other organizational efficiencies, such as cost reductions from our hubs strategy for back office overseas operations and continued reductions in G&A costs. Additionally, we expect the inauguration of our India software development operation that will result in fixed cost reductions throughout the year.

     In headcount, in the quarter, headcount and fixed costs was reduced by approximately 30 people. However, overall headcount increased from 1878 to approximately 1900 people, driven by direct labor additions as we ramped manufacturing operations in preparation for Q2 shipments. While we remain focused on cost containment and improved efficiency in our operations, the shift to rapid growth in the market has required that we shift gears and focus on expansion of operations to meet customer demands.

     Even with the dramatic increase in demand, we've been able to respond and around our capacity. Lead-times have been contained, ran prettiness analysis of our supply chain shows that we have enough capacity in place with only a few areas of concern. The results are starting to show. In a survey with several of our key OEM customers in December and January, each customer qualitatively stated that Brooks was keeping up with the ramped better than almost all other automation suppliers. This demonstrates that our commitment to in-house manufacturing and operational excellence has been quarter out business and is the accurate model in a cyclical high mix low-volume customized product business.

     In some rate I feel very positive about our continued progress and their outlook going forward into 2004. Industry growth could top 35 percent this year, and we expect automation will grow at a premium. Brooks as a company is highly focused on delivering results. The 2004 is shaping up to be a great opportunity for the revitalized Brooks organization. With the broadest portfolio automation products and services in the semiconductor automation industry, we're looking forward to the next several quarters to demonstrate what we can do.

     Now I'll ask Michael Pippins to give us a look at products and the market. (Michael)?

Michael Pippins: Thank you, Ed. Today I'll review out three product groups and discuss our view of the market. I'll start with the OEM business. The OEM revenue in Q1 was up 10 percent to 41.6 million, as compared to 37.8 million in Q4. Bookings for OEM products accelerated aggressively in late November and throughout December. While we don't breakout bookings by segment, Q1 OEM bookings were the highest in the company's history and were up by more than 60 percent as compared to the last quarter. The driver behind such strong order growth is our penetration into 14 of the top 15 equipment manufacturers as compared to only four of the top 15 in calendar year 2000. We are also benefiting from a secular trend towards outsourcing automation systems as compared to modules.

     Our revenue per OEM tool increases by more than 2x when we sell systems, and this is also fueling the strong booking growth. Systems are more of a backlog business than modules, which are primarily take turns business. This is one reason why our record orders did not drive more aggressive OEM revenue in Q1. Our OEM systems revenue is expected to grow in Q2 by more than 100 percent. We believe that our operational strategy of in-house manufacturing is the best solution for OEM system outsourcing. Remember, OEM systems require many modifications for each fab customer. Operationally, this means that virtually every system is different. Engineering must be closely coupled with operations to rapidly make these changes without increasing lead times beyond a reasonable window. Thus far into this ramp, we have received high marks from our systems and module customers for our ability to keep up with their demands. Our ability to ramp is differentiating us from the competition and this will also fuel additional market share growth.

     Moving to factory hardware, factory hardware revenue was down 19 percent in Q1 to 18.8 million, as compared to 23 million in Q4. This business is largely SAB 101 based with revenue recognition upon acceptance at the fab, which occurs approximately two quarters after the PO. We believe our bookings market share bottomed in June of 2003 prior to the introduction of our new one fab AMHS system. However, since we introduced a new system in July, our market share has grown. Orders were up in the September quarter, and Q1 was at record booking quarter for us in the factory hardware business. Bookings in the December quarter increased by over 80 percent as compared to Q4. During Q1 we won four AMHS deals, two 300 mm and two 200 mm projects.

     We announced in Q1 that our one fab AMHS system was selected for any 300 mm fab. This was a highly competitive project and we were selected based on the technical performance of our new system and the competitive price. Installation is well under way and initial feedback from the customer is very positive. We also won a 300 mm fab expansion project in Q1 with portions of our one fab system. In terms of 200 mm, it's important to remember that PRI had significant market share in 200 mm (fabs). While we believe very few new 200 mm (fabs) will be built, there will be a lot of investment in retooling and expanding 200 mm (fabs). This will drive out 200 mm AMHS business. It's also important to note that virtually all expansions go to the original AMHS supplier at a reasonable price and margin. During Q1 we also won to lithography automation wins in Japan. We enjoy winning factory hardware orders in Japan because our three major competitors are located there. If we can win in Japan, it means that our offering is required by the customer and that our competitors cannot offer a solution that is reasonably close.

     The factory hardware pipeline looks very good. We are bidding on four 300 mm AMHS deals. These orders are large and the timing is difficult to forecast. In Q1, we won several big deals and the bookings were clearly above guidance. For Q2, we have given you a broad booking range because the size and timing of these big factory hardware deals is difficult to project.

     Moving to software, software revenue was up for percent to 21.2 million in Q1 as compared to 20.3 million in Q4. The order pipeline for software looks very strong with five 300 mm projects active. The majority of these 300 mm projects are targeted for the second half of 2004 and early 2005, which leads us to believe that this cycle will continue into 2005. In terms of the flat-panel display business, our new fab project database includes nine large substrate projects for calendar 2004. We are currently negotiating software contracts for several of these projects.

     During Q1 we also won significant flat-panel OEM business with our HX 7000 flat-panel display cluster tool platform, which is produced in our Korean operations.

     Moving to the 300 mm market, 16 300 mm (fabs) took delivery of equipment in calendar year 2003. Of these, seven were new (fabs) and nine were expansions. One year ago, it in our January 2003 call, we forecast 16
     (fabs) for 2003, so we are pleased with the relative accuracy of our fab forecast data. We are now tracking 24 300 mm projects for calendar year 2004. Twelve of these are new (fabs), 12 are expansions. Remember, the big investment is in the first phase of the new fab, so we should baseline seven new (fabs) in 2003 to twelve new (fabs) in 2004. It's going to be a good year for 300 mm.

     In summary, were harvesting over 60 designing wins in the last year in our OEM business, many of which come from the top 14 of the top 15 OEMs. Our OEM business is well-positioned for the Q1 transition from modules to systems, and we are extending our market leading position in OEM automation. We are the world's largest software product company in semi conductor and our extensive knowledge in 300 mm and our growing experience in flat-panel will increase our leading position. Software orders are expected to be strong in Q2.

     Our AMHS market share bottomed in June of 2003. Our new one fab AMHS system is gaining market acceptance and Q1 orders were greater than 90 percent from the previous quarter. However, we are not confused. Our mission in this cycle is to maximize portability, not just grow market share. While we have made progress, we still have work to do and still have significant leverage in the second half of 2004.

     (Bob)?

Bob Woodbury: Thanks (Michael). It's been the practice of the company to report pro forma financial results defined as net income before amortization of acquired intangible assets and other charges. Management believes that presenting the Company's operating results before taking into account such charges provide useful information to aid in understanding ongoing and recurring operations. The gap net operating loss for the quarter was 8.9 million or a loss of 23 cents per share. The pro forma net loss for the quarter was $7 million or loss of 18 cents per share. This compares to our guidance of 20 to 25 percent loss per share.

     The loss in the quarter is one cent less than Q4 03, despite restoring wages to our workforce and providing a tax provision. Revenue has been previously discussed, was $82.5 million and on a geographic basis, North America was 57 percent, Asia 24 percent and Europe 19 percent. And revenue had a slightly favorable mix of OEMs in software products. The pro forma gross margin percentage was 36.9 percent for the quarter. This was about our guidance of 35 percent, help slightly by the mix, which accounted for about one percent of the change. Factory overhead absorption was also a margin contributor as production capacity became more fully utilized. We are starting to realize the benefits of consolidation our manufacturing sites in implementing more efficient operations, as Ed discussed.

     We continue to focus on these areas and have targeted product cost reductions which we hope to start to realize in the second half of the year.

     On a pro forma basis, Q1 R&D was 15.8 million and SG NA was 19.3 million for a total op ex of 35.1 million. This represents an increase of about $2 million from the last quarter. As I stated before, we reinstated previous wage cuts to many folks this quarter, which was our widest component of the increase. Operating expense was above our guidance by about $1 million partially due to some incremental sales marketing spending and also the fact that we took some costs out later in the quarter than anticipated. The cost increase was not attributable to increases in infrastructure, and we're still very focused on our spending rates.

     As I will get into when we discuss guidance, don't be surprised if you see op ex growing at the rate of one to one-and-a-half million per quarter the next few quarters, primarily due to the fact that we have introduced some variable comp plans into the business as we return to profitability. Additionally, we are investing in our software business in India which ultimately will reduce and development costs, as Ed described.

     We're still looking to further reduce SG & A costs to help offset these increases. Back office functions throughout the world are being centralized regionally, where we think we can get more efficiency from a cost and customer service basis. Our focus is to optimize the operating leverage in our business model and find ways to run the company more efficiently.

     The pro forma loss from operations for Q1 was $4.6 million. During the quarter we (had 0.4) million in net interest expense. The tax provision was $1 million, primarily resulting to withholding taxes on foreign jurisdictions. Cash, cash equivalents and marketable securities at the end of the quarter was 313 million. The company did complete its equity offering in early December, generating proceeds of approximately $124 million. Cash used from operations for the quarter was about $10 million, principally due to the semiannual interest payment of four million as well as cash restructuring costs of five million. Our DSOs were 70 days during the quarter. We're getting closure on many of the issues I've been promising for the last several quarters. It may fluctuate a little quarter to quarter, but I still believe high sixty-day DSOs is where the company should be.

     Inventory on the balance sheet grew by $10 million, of which two-and-a-half million relates to foreign exchange, another to one-and-one-half relates to a sorter order which will ship in Q2, and two million relates to our recently announced one fab order. The balance of the increase was generally Q2 ramped up production.

     As Ed has stated, our headcount at the end of December was approximately 900 employees. The entire increase relates to direct labor. As I have said, we have virtually completed at restructuring for the quarter and had no restructuring charge. We are still reducing costs in our specific areas to further improve our cost and efficiency, however, not as a result of any major structural changes. We do expect a restructuring charge of about 1.5 million in Q2. For Q2, we expect revenues to be 100 to $125 million. Margins will be flat to slightly up.

     We're forecasting approximately 15 million of the revenue increase to be related to the ST Micro contract, which I have said in the past has lower than average margins due to the way the direct expenses get recognized. This contract will yield just about 30 percent growth margin, which drives our Q2 average down by almost two percent. The incremental revenue should drop about 45 to 50 percent to the gross margin line, which helps mitigate most of the lower margin on the

     ST project. This coupled with better mix in the December quarter leads me to forecast flat to slightly up gross margins. Op ex should increase slightly by one to one-and-one-half million, say to 36, 37 million.

     Taxes are projected to increase slightly to 1.2 million. Our EPS should be 10 to 15 cents positive on a pro forma basis. Additional charges not on pro forma are anticipated to be amortization of 950 K., deferred comp of 2.1 million and lastly about 1.5 million for restructuring, giving a gap EPS of a penny 25 cents. I'll note that this should be the last deferred comp charge for the company as these costs will be fully amortized. This is the end of our repair remarks, I'd be happy to answer any question you may have at this time.

Operator: Thank you, to ask a question today, simply press the star key followed by the digit one on your touch-tone telephone. If you are using a speakerphone, please release your mute function to allow your signal to reach our equipment, and again, it is star one to ask a question. And we'll go first to Timothy Arcuri with Deutsche Bank.

Timothy Arcuri: Hi guys, nice quarter. I had actually three questions. I guess first of all (Bob), for you, Bob Woodbury for you, if we look at it to June -- I know that you don't want to give guidance out to June, but if you look at gross margin progression in to June, it you know sounds like the business with ST is going to artificially suppress March margins, so what kind of drop through should we expect going forward in to June and kind of beyond? Should we see a pop in gross margins in June?

Bob Woodbury: Yes, you should. If -- you know, as I described, team, there's probably -- if you had an apples to apples -- a normal mix, $120 million quarter, how margins would be in the -- you know, just sub 40 percent. So it'd be 38, 39 percent. So you know, as the momentum builds, with that type of revenue, you should expect to see that.

Timothy Arcuri: OK, thanks. And then I guess second question would be more for Ed. Ed, when you talk about trying to procure parts in the OEM business, are your customers actually helping you procure parts? In other words, you know, are the big OEM's helping you go into kind of some of these smaller parts suppliers and either you know finance it for you or help you procure the parts?

Ed Grady: No. Tim, what we're really doing on the parts side is we're looking at lower cost suppliers and the logical subassemblies that we can produce outside, but no, our real focus on the costs side is for materials is our own self driven cost reduction with materials.

Timothy Arcuri: Great, OK, thanks Ed and I guess lastly, (Michael), if I can ask you a question, looking at the fab count differently, what's the number of
     (fabs) that are currently running silicon? And has the company looked at if you take you know just what the consensus is saying for demand, what's the number of (fabs) we need over the next few years? So if you look at what has been built versus what we need, have you done any work like that?

Michael Pippins: We don't do significant work on the capacity model. We typically rely on other analysts for doing that, and the majority of the work we do as we report is just tracking the number of fab projects that are underway or taking expansions. So the number of (fabs) that are running at least that some level, it's you know north of 15 at this point. And if you just look at the significant data, and I think the important thing I was trying to point out today was that the number of new projects is incrementally up year over year, and that's not all front-end loaded.

     I think maybe one of the things that's out there now is that this is a two quarter thing and over, and if you look at the quarterly breakout for us, there's certainly more new fab projects starting the second half then the first half. And the other thing that I tried to emphasize today is that in the call a lot of the software projects that were bidding on right now are actually for the end of '04 and moving into `05. So we don't have the capacity ramp, but we do significantly track what's going on in terms of new projects activity.

Bob Therrien: I think the other thing if you go to the analyst report you'll see that in terms of capacity utilization in terms of wafer starts I think was about 11 percent in `03 forecast to go to 14 percent in '04, so we have a long way to go with 300 mm.

Timothy Arcuri: Thanks guys.

Operator: Thank you, next we'll hear from Stuart Muter, with Adams Harkness &
     Hill.

Stuart Muter: Thank you, good morning. A couple of questions. First or (Michael), you mentioned your bidding on for 300 mm AMHS projects, are they all new (fabs) or us some expansions?

Michael Pippins: These are all new (fabs). You know the view we have on expansions is there's a very high probability it goes to the original supplier. Now when someone builds a fab that's attached, you may get a shot at it, but all of the four projects were bidding on are new projects. I'll also note that these are not all first time bad customers, and in calendar year 2004 you're going to have about five companies build a 300 mm fab for the first time, but a one fab system is driving interest from companies that already have 300 mm (fabs) that are looking to build the next fab, and about half of the activity with 300 mm AMHSs with companies that already built a fab but are not satisfied with the performance that they're getting.

Stuart Muter: Could you provide the, you know, rough feel for geography? Are these all in Asia or some in Europe, some in U.S., some in Asia?

Michael Pippins: There's clearly a spread, clearly a project in Europe, project in Korea, project in Singapore and a project elsewhere, so you know it's spread out all over the world right now.

Stuart Muter: OK, and any interest in doing flat-panel AMHS?

Michael Pippins: Not at this point. We have a pretty solid position on the software side of that business, and the growth that we see near-term is actually on the OEM side of the business. We actually had a very good OEM quarter in flat-panel with our new cluster tool platform. If you look at the size of the market and the competitiveness there, our assessment is the margins are even lower in flat-panel AMHS than they are in wafer AMHS, so the current view we have is you know we're not targeting that business at least at this time.

Stuart Muter: OK and a quick question for Bob Woodbury. What kind of tax rate we should be looking at going forward.

Bob Woodbury: Stuart, this year the tax, even go back on reference last year, last year we spent about $5 billion in taxes, and you know, somewhere in the 4 to $5 million this year is about the same, and that's principally, again, the withholding taxes for some foreign jurisdictions. If the company -- as the industry starts to rant and the company clearly sees its way through profitability, what will happen is we will reinstate the deferred tax asset, probably towards the September quarter I would think.

     That being the case, what would happen next year is you get a more effective rate, more normal effective rate being about a 38 percent tax rate, but I'll caution you as you do your model, what would happen would be that the tax -- 38 percent tax rate will calculate a tax provision. The tax -- the cash taxes paid would only be about four to five million until we earned our way out of the NOL position, which is fairly substantial.

Stuart Muter: OK, thank you.

Operator: Thank you, with Piper Jaffrey, we have Steve O'Rourke.

Steve O'Rourke: Good morning. A couple of questions just on the orders frontier.
     Could you give us an indication of how bookings were trending in January versus December? And also, what kind of projected growth do you see for OEM orders going into the March quarter? If you can break that out.

Michael Pippins: Yes, the tracking in the early part of January continued to be very robust on the OEM side, so we see that as you know continuing steady order growth and so that's solid. I think the challenge that we see in the order guidance is clearly in the December quarter we won a few very big deals on the factory hardware side, and as we mentioned in the prepared notes, were bidding on a large number of other projects, both for AMHS systems and factory hardware systems.

     And what's really challenging in terms of forecasting is in some cases you have a feeling whether you're going to win or lose but it's very difficult to know when the orders actually going to be placed, so I think that gives us some challenges in projecting guidance, but the situation we're in today is that OEM momentum continues to be strong and the pipeline for factory hardware deals and software deals is very robust. The exact timing of those orders though, it's hard to predict.

Steve O'Rourke: So is it fair to say that the orders guidance of flat to may be slightly up going into the March quarter is really not a reflection of any anticipated weakness going forward?

Michael Pippins: No, I think the issue is if you look at our orders being up 50 plus percent last quarter, and you look at kind of the baseline guidance of flat, it's we're not counting on any of these big deals coming, and you know with three or four of these things in the pipe line and you think about the size being 10 to $25 million each, they are very binary, as Bob said in his notes, so we kind of see OEM continuing to be strong and the exact timing of the lumps to be difficult to projects, so we did not take those into the guidance.

Steve O'Rourke: Fair enough, and one other question, just on - Bob, you made a couple of comments on product cost reductions to help the second half of '04. Can you give us some idea of quantification of that? I mean how should that affect in the gross margin line maybe?

Bob Woodbury: You know, from a volume standpoint, I think of said before 45 to 50 will drop through.

Steve O'Rourke: OK.

Bob Woodbury: Maybe a good target -- you know, before I commit to it, I'd like to see a little more traction. We clearly have plans in place, but I don't want to throw out in it until we really see traction, but could you get you know half a percent a quarter as you know, maybe a point to a point in a half increase. You know, the last two quarters, something in that range I think.

Steve O'Rourke: Fair enough, thank you.

Operator: Thank you. Next we'll hear from John Pitzer with CS First Boston.

John Pitzer: Yes, good morning guys. Congratulations. A couple of questions here. Did you mention the split between the 200 mm and 300 mm in the quarter?

Michael Pippins: John, the 300 mm business was about 43 percent of revenues and about 65 percent of orders, so you know I think what we experienced when this thing terms on in late November, a whole lot of that activity was 300 mm based, so that's why there's such a big gap between the orders and revenue, and as we report revenue, certainly this quarter and in the future, you'll see the 300 mm revenue go above 200.

John Pitzer: And then (Michael), if you look at the OEM business, what percent is systems today versus just components?

Michael Pippins: We really saw a major shift. I think if you look at the revenue line it's still close to 50-50 for the December quarter, but we really had as I commented in the notes, a very aggressive growth on the systems side and I think what's triggering that is, you know, some of these big guys actually buying systems from us and some of the big guys converting from modules to systems, and so when we report revenue next quarter, you'll see systems start to be a substantially larger percentage of the OEM business, and you know as I said, I think we like that trend for lots of reasons. More revenue and more product differentiation as compared to other companies.

     And in particular, Japanese companies that want to come in and dump modules on the market at a low price, I think the transition to systems gives us a great deal of security and competitive advantage compared to some of these threats.

John Pitzer: Do you think you get to 50 percent of the units in systems by some time in the first half of this year calendar year?

Michael Pippins: When you say units, I guess the complication is if you consider a unit a robot or a load port or something else. Remember, one system may have three load ports, one (aligner), one or two robots, so as measured by units, you still have a lot of unit volume on the modules side, but in terms of system count, that number is going to be way, way up in the dollars are going to be more.

John Pitzer: And then on the AMHS side, when you look at the two orders you received in December quarter for 300 mm, are these multi phased orders? And when we expect to see follow-on? And then staying on AMHS, can you talk a little bit about the profitability of that business? Is that breakeven? When you expect it to be breakeven? And as that revenue sort of phases its way into top line, what's the implications for overall blending gross margins?

Michael Pippins: Well, I'll talk about the (fabs) and then I'll let Bob comments on the margin, but if you look at these, all 300 mm (fabs) are multi phased. The new one will start out with the original plan was a small pilot line and the first order actually came in with a small pilot line in the first production phase. And there will be at least one, if not to more production orders added onto this that we did not book. Our philosophy is even if you get a very large commitment, we're only booking what is shippable at the time, so you won't see us booking $40 million orders spread out over three years, you'll see us look what is shippable within 12 months. The second order that we got was just an extension of a 300 mm (fabs), but it did have one fab component in its, so it's serving to give us multiple reference sites in the marketplace.

John Pitzer: And then Bob, maybe just a breakeven in that business, and do you ...

Bob Woodbury: Yes, it's -- the business today is still losing money, principally because revenue is at a very low level. You know, we just have one a couple of orders here, so from a revenue side, there's insignificant dollars going out the door with infrastructures to support it. If you look at when we introduced one fab, the targeted margins have been in the mid 30 percent range for those products when we start assembling them and putting them into customers sites. And you know, I think as we've alluded to in the past, we believe we can sell the product at that gross margin and still displace competition because we think we have, you know, probably the most intelligent AMHS system in the market today. And from a dollar -- customer standpoint, he can pay just about the same price and get a better solution, and we can actually turn into a profitable business.

John Pitzer: And Bob, I guess the question is if you look at the much guidance for profitability, is it assumed that AMHS will still be losing money so there's more leverage as that is this goes from a loss to breakeven?

Bob Woodbury: Yes, absolutely. There's virtually no AMHS revenue baked into the much quarter.

John Pitzer: And then lastly, just a follow-up I think to Steve's question, and then I'll pass the baton, but if you look at -- I know you guys don't break down orders by product group, but directionally speaking (Michael), you just talked about Q1. It sounds like OEM orders are up, everything is up, except AMHS, which you guys are in the conservative guidance giving sort of a down guidance, is that the way to look at it?

Michael Pippins: Yes, just because the timing of these projects is it's really hard to predict, so for example, let's say someone is going to do a 200 mm expansion and it's a fab that we did, so we're very confident we're going to win the order. The question is are you going to actually get it in March or is it April. And so therefore we just have not baked these big AMHS projects in there. Software orders will be up and to some extent that will fill some of the (sludge) that factory hardware drove in the December quarter.

John Pitzer: So I guess ex the factory hardware, is the rest of the business up
     10 to 15 percent sequentially in the March quarter?

Michael Pippins: Well, certainly on the OEM side that's a reasonable number.

John Pitzer: OK, thanks guys.

Operator: Thank you, and from J.P. Morgan we will hear from (Joanne Lisowski).

Jay Deanna: Actually, it's Jay Deanna from J.P. Morgan. Congratulations on continuing to execute to your business model reengineering strategy. A couple of questions here. First of all, regarding OEM outsourcing are you continuing to see evidence the that's happening? In particular, I'm curious to know if you're making any more progress on getting vacuum robots designed into new product is that potentially new customers -- Applied et cetera. And then also, besides (LAN) other any other tier one customers that could potentially transition from buying atmosphere components to buying (efemps) from you.

Michael Pippins: Yes, to comment on the vacuum robots activity we have been successful in getting at least one vacuum robots, if not more into the pipeline a very large equipment maker that used to be completely vertically integrated. And again, to some extent you know we really were able to go into this account after the acquisition of PRI who had a reasonable footprint, and there's no question that when the product groups evaluate the performance of our robotics they're not only more reliable but they're significantly faster and so I think as time goes on you'll see a start to get more and more meaningful design in wins with our vacuum robots, and you know, that will mean that basically every equipment company in the world is using our products, but it takes a while for that to go through the design process and actually turn into revenue.

     From a system perspective, we're already based on last quarter orders booking systems with four tier 1 OEMs and this is not turned into substantial revenue yet, but we'll all over the next few quarters. And we're in negotiations with approximately three others in terms of additional outsourcing of systems business and I think the way this works is we are going to do extremely well in this quarter, ramping very aggressively the systems business, and that will create a very significant reference for us with multiple OEMs. And then as you have success, you know, it takes some of the pressure off of these companies because when you decide to outsource systems you have to be sure that your supplier can ramp, and I think if we do that for these three or four companies, this quarter, next quarter is going to serve us strong references for other people. So the momentum is definitely there, and you know I think we're very proud of our Ops group of what they've done in keeping up with this ramp.

Jay Deanna: Just a follow-up on that, with the large customer that used to primarily do vacuum in-house, are you guys in the running for any plasma based tools from a vacuum robots perspective there?

Michael Pippins: Yes, we are in the running for plasma based tools.

Jay Deanna: OK. Thank you.

Operator: Thank you, and next we'll hear from Jim Covello at Goldman Sachs.

Jim Covello: Good morning, thanks very much. Good morning, thanks very much. A quick question. Cash flow from operations for the next several quarters, it was slightly negative this quarter in part because of the interest payment. Could you give us some guidance on that both quantitative and qualitative be on that for the next couple of quarters?

Bob Woodbury: Yes, probably slightly negative in this current quarter because of the ramp with working capital principally. When we look at our model going out for the year, cash flow for this fiscal year we're targeting to be virtually nil, breakeven. So as the business exits the year with an increase in working capital and with the expense of you know the restructuring the cash cost of restructuring, we think we'll actually be at a breakeven.

Jim Covello: And that's for the full fiscal year 2004?

Bob Woodbury: Right. So you're starting out with what's called a negative 10, the slightly negative this quarter and then it will start to pick up the back half of the year.

Jim Covello: OK. On the gross margins for the ST Micro business, could you remind us what the negative driver is there again and how concerned you may be about those issues coming up and other projects that you negotiate going forward?

Bob Woodbury: It's actually the accounting. What happens is the expenses -- that contract has a good amount of expenses related to it; travel expenses, housing expenses for people on the contract.

     The way the accounting rules were -- and that's $3 million. The way the -- in the old days, the accounting used to be you'd have expense and you'd have payment by the customer for that, so it would be effectively negative expense. The new rules declare you put that into revenue and cost of sales. So there's $3 million within the revenue that will be recognized on that contract that has zero margin because it's just straight reimbursement of cost.

Jim Covello: And I mean is that a phenomenon we're going to see in projects you know going forward?

Michael Pippins: Jim, let me answer that one quickly. There are a couple of outstanding projects that you will continue to see some of that, but in the restructuring of the software solution delivery group we have restructured how we're going to quote project, and taking into account the accounting rules and it's changing the dynamics of how we quote projects on the future, so our expectation is with new projects going up under the new model we will take care of this problem.

Jim Covello: Terrific, that's helpful. Final housekeeping question, can I get some she can guidance for March and then beyond?

Bob Woodbury: For the March quarter, about 44 5 for the quarter. And may be can tick it up maybe 200,000 shares per quarter for the next couple of quarters.

Jim Covello: Terrific, thanks so much.

Operator: Thank you, and next we'll hear from Mark Fitzgerald at Bank of America securities.

Mark Fitzgerald: A couple of questions; can you give us the backlog for the December quarter and the September quarter?

Bob Woodbury: Sure, it's 157 at the end of December and it was 113.

Mark Fitzgerald: OK, and when you look out to the March quarter revenue mix at this point, I assume we're going to see the factory automation jump as a percentage of the 120 to 125 guidance. Can you give us a sense what the mix is there?

Bob Woodbury: Actually, that's not the case. You know, OEM revenue will be up substantially. Factory hardware will be up a little bit and software will be up based on ST, so if you look at March revenue, the bulk of the orders that were on the factory hardware side quarter will show up in the June/September quarters.

Mark Fitzgerald: OK. And you know you guys telegraphed that the sort of long-term commitment to factory automation or the AMHS business is up in the air. Does anything that's gone on in this last quarter in terms of your success caused you to be recommitted to that business longer-term?

Male: I think we continue to be committed to that business. You've heard us I think say over and over that the one fab solution, the key to that solution, the software, which works to Brooks' strength, and that's being well-received in the marketplace. It's just that while you know the fab guys -- we talk about this industry as being very revolutionary. In fact, it's very revolutionary and very risky adverse. So what we need more than anything is reference sites for one fab, Mark. And I think that will happen. As (Michael) said, the micron installation is coming along ahead of expectation, so we think we all -- and the other fab will use components in their upgrade, so I think that we just have to be patient, but no, we're staying committed to that business right now.

Mark Fitzgerald: OK. And if you looked longer-term, I mean if factory and software become a bigger and bigger piece of the mix here, is your kind of the target gross margins that you've laid out -- I mean is that reasonable to think you're a mid-40s gross margin company, given kind of what's gone on with ST and how competitive the fact that automation part of the business ...

Male: You know, Mark, I'll just make a general statement and we can try to, you know, drill down, but because of the magnitude and the duration of this downturn, there's been so much pricing pressure in the whole food chain and my expectation is that that's not going to be restored. So I've told our people that we need to plan on lower gross margin, lower operating expenses to achieve the same operating profit that we might have in the 2000 cycle.

     So that's our direction I think and intent and as I commented earlier, if you look at -- and just using the Dataquest, I know these guys you know it's hard for anyone to be a prophet and forecast the business, but clearly for the first time in gosh I don't know certainly over ten years the data that I've been looking at, they've got the OEM to automation segment growing at a factor of to of either of the other two historical categories, factory software or factory automation hardware, and you know that that works to our sweet spot. It works to our commitment to operational and manufacturing excellence. That's where Brooks grew up in the OEM tool automation space. You know, PRI was very fab centric. We were very tool centric. We have some product in the fab side, the lithography, automation, that's the market share leader and we think we'll have decent gross margin. You know, 35 to 38/39 percent AMHS has always been under pressure largely because of the Japanese landscape. Does that help?

Mark Fitzgerald: Yes. So basically what you're saying -- I mean if you look back
     2000, 11 percent operating margins is what you achieved, that's what you're thinking your target here ...

Male: No, no, no.

Male: Mark, I think that -- I mean you kind of hit one thing right on, where you know this model gets to think, and if you just look at the 45 and 50 percent drop through with volume looking at some product costs yet, but we're still engaging on just starting to hit traction on it. In a peak model, you know, we think that margins can creep into the mid-40 range truthfully. In getting operating, you know, operating margins in the 1516 percent range as we you know keep -- one is keeping handle on operating expense, but I think you hit it right on. It's really not because of the software content mix.

     As the business grows in all of the product areas yes, we'll get some benefit because it's just the margin on software, but we're not actually expecting that to grow in leaps and bounds amongst the other product areas. But mid-40's, if you run the model, you could get to a higher than mid-40's model effectively we're saying, you know, mid-40's is probably where we're going to peak out to tell you the truth. That 43 to 45 percent range, somewhere in there.

Mark Fitzgerald: OK. But if you took a step back, I mean is it better just to be an OEM company and focus on those value added product than to try to the factory software? I mean do you get advantages of being in factory and software at this point, that accrue to the OEM business?

Male: Yes, let me comment. I think we all kind of snicker when you say that, because life would have been easier the last few years if we'd just stay that time, but the one thing that we bring to the OEM's especially on the
     (efam) in the load port side, is a great deal of market intelligence in terms of what the (fabs) need, so if you're an equipment company and you're selling a tool to a fab, and we know that it's, you know, a particular fab in Asia, all the equipment maker has to tell us is that this tool is going to Samsung as an example.

     And we know exactly the front-end configuration, lights, buttons, software, interface, clean room requirements et cetera, so we do bring I think a great deal of value to the OEM's by being in the fab business and I think it helps protect our market share and will help grow it as we go forward. So there is some, you know, direct coupling there, but I think our life would have been easier if we'd stayed in OEMs.

Male: I think the other thing, Mark, is that that diversity of customer, of products technology, geographic location, this whole market, everything isn't synchronized, as you will know. And even in the case of software, while it's been fairly flat over the last few years, you know, cap ex was down 54 percent, wafer fab equipment was down 50 to 54 percent, software was flat, so it has brought some stabilization to the business. I think it was one to bring some stability, diversification and marketing know how as well as growth. You're going to grow. You have a better opportunity long-term through that diversification of customers and geographic locations and products.

Mark Fitzgerald: OK, fair enough, thank you.

Male: Thanks Mark.

Operator: Thank you, and next will hear from David Duley with Wells Fargo.

David Duley: Yes, good morning. Congratulations on a nice quarter. Just one house keeping and then a couple of others, did you have any 10 percent customers during the quarter?

Male: No.

Male: No.

David Duley: OK.

Male:  Not a single customer.

David Duley: With OEM orders being up 60 percent sequentially I think was the number that you gave us, certainly more than the 50 percent number for the overall company, and we see some of your large customers like (Lamb) talking about doubling its shipment between December and June, I always remember that you know your OEM shipments are you revenues. I'm just wondering there's any inventory or anything to push that relationship out or is that relationship intact as far as their shipments are your revenues?

Male: Well, I think it's probably out there that at least one tier one OEM company gave us their system business in addition to their module business, and so not only are we seeing a substantial ramp, but we're getting a much larger piece of the pie and I think as Ed and maybe I alluded to in the comments, we're getting very positive marks for our ability to keep up in this ramp.

     So I think our operational strategy, and I think a lot of hard work from the Ops team is really paying off in this ramp, and I think that will reward us with more of this type of this is because the equipment makers strategically don't want or really don't have to make automation systems and I think as they see viable suppliers that can keep up in a ramp, that's when you get the real report card, and us far, I think we've done a pretty good job.

David Duley: So there's no inventory at any of your OEMs to monkey of the relationship between their shipments and your revenue?

Male: No. No, no, most of the tier ones were demand flow meaning we would get an order and ship in just a few days. Now, that's obviously based on having a forecast, but as we convert to tier ones that are largely demand flow customers, there's nothing in the pipeline, there's nothing in a warehouse.

David Duley: OK. Now, I think you referenced, you know, kind of going from modules to systems that at least one customer. Now, my recollection is your content per tool at (Lambs) kind of doubled cycle over cycle than (Lambs) talking about doubling their shipments. Should we think about your business with (Lamb) potentially being you know two to four times bigger than the last cycle?

Male: I think that's reasonable matter.

David Duley: Great, thank you.

Operator: Thank you, and next will hear from Patrick Ho at (Moore's and Cabot).

Patrick Ho: Hi, great, congratulations on a good quarter. A quick question on I guess the orders for this past quarter being up 53 percent sequentially. Was there any specific reason that may be surprised you on the outside or did it come across you know basically all regions?

Male: Yes, we're kind of all regions, and I think you know clearly we saw a run in the OEM business, and you know, the way that's reported is largely U.S., but you know when we shipped to Applied, KLA, (Lamb), (Novellus), (Varien) and others, you know, it shows up as U.S. revenue but they're actually turning around and shipping that elsewhere. So sometimes that shows strength in the U.S., but it really is you know -- it's kind of a false indicator.

     I think in terms of our AMHS wins and other things, those were you know kind of spread around the world, U.S. and Asia, so there was, you know, a fairly healthy balance there, so I think we're feeling pretty good about every region, including Japan, which you know I think one of the things that people take for granted is that you know maybe Brooks can't go to Japan and sell factory hardware, and we had a very good lithography quarter in Japan as well, so it's kind of everywhere.

Patrick Ho: That actually leads to my second question about the lithography wins. Is it anything -- can you just go into a little more detail, some color on what you know gave you these wins, especially in that difficult marketplace?

Male: Well, I think we have a differentiated product that certainly helps the
     (fabs) control the most expensive part of a factory, and I think if you look at (litho), clearly, that's a very expensive piece of the (fabs), and I think if you can create products with hardware and you can couple software with that, that makes the (litho) they more efficient if you allow these that's to get tremendous leverage, and you know, if you look at a 300 mm fab and you think of the price of a stepper being you know 15, 20 plus million dollars a unit and you have a lot of these things and utilization is 50 percent, anything you can buy from an automation perspective that would make those more efficient means they have to buy less of them, and we have a differentiated product with reasonable patent position, so I think it means that in Japan you know, we can do a pretty good job and block the competition.

Patrick Ho: Great, thanks a lot.

Male: You're welcome.

Operator: Thank you, and next will hear from JD Padgett at founders asset management.

JD Padgett: Yes, hi guys. Great performance on the gross margins, really pleased to see that, and trying to get a sense for kind of looking out and you answered this somewhat, but excluding the ST this is it sounds like it'd be a couple points higher.

Male: Yes.

JD Padgett: You think the 45 to 50 percent incremental fall through is something that's sustainable for multiple quarters beyond that then?

Male: Yes I do.

JD Padgett: OK, and so if we push up into your target pretty easily as well, like 150 million in quarterly revenue gets you to your targeted gross margins then?

Bob Woodbury: Kind of targeted to -- yes, and you know, I guess -- I'd say JD that you know, as you model that up at 45 to 50, that once you start hitting that mid-40s, you know, 44, 45. I'm not sure that it can surpass that at that point. So, if you run the math and you start escalating it up, I wouldn't - once you get to a 44, 45 percent margin I'd start slowing that incremental drop down.

JD Padgett: OK.

Bob Woodbury: One thing you may see this couple quarters some of the systems business we're actually quoting on. And I think Ed had talked about this previously. The systems business that we're looking at is actually pretty good overall. Some customers were actually using their design. So, in other words, our revenues will increase. It's actually got pretty good operating margin. And we'll start guiding more directly to this, but the 45 to 50 phenomena, a little like ST, you will see it changed as we take on some of that direct systems business. We're taking the - our customers bill and material, packaging our robot with normal margins, and shipping that back out to them. We gain in purchasing power there, but again there's no development. We're taking a blueprint. So, there's going to be a couple of anomalies in that change too, not enough to significantly impact the trend. But I just want to throw that out there.

JD Padgett: OK. And then with respect to interest expense looking forward, what should we model there? And is there any assumption in that around repaying some of the convert?

Bob Woodbury: No, I wouldn't make that assumption quite yet. I think we want to
     - before - clearly with the cash on the balance sheet we like having a net de-levered position. We're actually looking at - we have a call in June. It's not clear that we're going to immediately go out and buy the bonds back. I think we want to make sure that the company is extremely stable in its - we're still burning a little bit of cash. So, before I go and take that cash and utilize it for that - I don't think I'd model that this year directly. We are thinking about that, but not - there's no actions planned right now.

     If you look at on an interest base - with (slanted) quarters times the 175 and you've got a couple hundred grand and some amortization of the debt for debt cost on a quarterly basis, offset with about a - call it a 1.25 interest income line. So, it's going to be about the $1.4 million, I think, net

JD Padgett: Net expense?

Bob Woodbury: Yes.

JD Padgett: OK. And the last question just about the normalized tax rate in fiscal '05. Will you present your pro forma numbers at that rate even though you might not be paying that in cash tax?

Bob Woodbury: Yes. What happens is - call it for the sake of argument, there's about a - actually about $270 million deferred tax asset - an allowance for that tax asset on the books. The way the accounting will work when you can clearly see a way through profitability, you'll assess that. And what happens is there's a one-time entry that will be a pick up to P&L of about, let's call it, $250 million, $260 million benefit to P&L, and it goes up onto the balance sheet, increasing. So, equity increases and our assets increase.

     As you go to next year, you would take a normalized effective rate of 38 percent and hit the P&L. But again keep in mind there's only about $1 million - when you do cash flow models, about $1 million of whatever that 38 percent tax provision would count against is actually cash utilized. The residual balance you'd actually just take that asset down to eventually eat through the NOLs.

JD Padgett: OK. So, the pro forma presentation will have that 38 percent.

Bob Woodbury: Correct. Absolutely.

JD Padgett: OK. Great. Thank you.

Bob Woodbury: Thank you.

Operator: Thank you. And, next, we'll hear from Theodore O'Neill at A.G.
     Edwards.

Theodore O'Neill: Thank you. A follow-up on JD's question. Bob, when you get to 45 percent gross profit margins, what's the operating margin percentage going to look like at that point?

Bob Woodbury: I'd say 16 - I don't know if it's quite 45, Theodore, probably
     43, 44, I think, is what I'd set. But I think you're going to be in that 16, 17 percent range.

Theodore O'Neill: And if I'm ...

Bob Woodbury: It might get upwards to 18, but I think that's kind of stretching it going up to 18.

Theodore O'Neill: And historically Brooks has never had an operating margin that high even at the last peak. Is that correct?

Male: Twelve percent.

Bob Woodbury: Yes, about 12 percent.

Theodore O'Neill: OK. And it looks like, if I'm doing the math right, a lot of this - a lot of the improvement is coming here on the back of SG&A expense as a percent of sales relative to where it's been before.

Bob Woodbury: Correct.

Theodore O'Neill: I know you weren't there at the time, but - when it was going on in 2000. But can you talk about one or two of the more salient points about how you were able to get operating margins as a percent - I mean, SG&A as a percent of sales so low here at this point as we start going up to the next peak?

Bob Woodbury: The biggest part was just taking headcount out. We've gone from an excess of 3,000 heads to about 1,900 heads, as well as closing a lot of offices. If I look at my SG&A expense today - so literally the cuts have been really taking bodies out. And usually the SG&A bodies are fairly expensive. If I look at going out from an SG&A standpoint I still need today less G&A today than I already currently have. And that's why we're aggressing this back office going to a hub-centric and regionalized basis throughout the world. So, less G&A.

     If you look at even on the up turn, the sales force today, I think, has 59 quota-carrying sales guys. As the up current happens, most of those order trends are going to happen from existing customers. So, I don't need a lot more sales support. I may need some support guys, but I'm not going to need a lot of infrastructure build there. So, I think that the - again, the SG&A current dollar levels may grow a little bit, again really because of comp issues more than anything as opposed to infrastructure build. But I think it can sustain that actually well in excess of 150 - $600 million annualized run rate.

     If you go back and look at op ex from a dollar standpoint, just a year ago op ex was $45 million, down this quarter to $35 million. And, again, it's just been a steady flow of taking costs out, bodies out. We're still focused to nip it down.

Male: One other quick comment for you. If you look at over the past three years the history, the company ran several of the acquisition as independent operations. And as part of our strategy this past 18 months or so, we have consolidated that. So, we've created a lot more efficiency in the organization, went from 14 manufacturing sites to three. We've consolidated the sales force into a single sales force, a number of things that give us a greater efficiency to operate in the market we're in.

Theodore O'Neill: Fair enough. Thank you.

Bob Woodbury: Thanks, Theodore.

Operator: Thank you. And now with (C.E. Unterberg Towbin) we have Darice Liu.

Darice Liu: Good morning. Very nice quarter, everyone. Just a few questions.
     (Michael), you mentioned one of your large tier one customers is shifting from the module to system model. I was wondering if you can elaborate on the margin leverage you're initially seeing as these type of top tier one customers begin the shift to system model.

Michael Pippins: I think I'll let Bob discuss the margins.

Bob Woodbury: Darice, it ends up being - it's going to be front end again.
     We'll gauge more quickly in the future. It depends on the mix literally. What happens is some of the customers are actually buying components today which have effectively today's margins, right. If the customer, then, outsources to Brooks for us to do the system, we would expect about flat to slightly up margins because of the full package, giving it a Brooks design.

     We're also chatting right now with customers where they're saying, "Look, we're buying components today, and we think that that's not a value add for us to take a bunch of components, Brooks and other vendors, and putting those together." So, we're actually chatting with them about doing that, where we literally we take their prints, we take their bill of materials, we take their vendors for the pieces that are not Brooks components, and we would supply the components that normal Brooks margins.

     However, if we're only buying raw material - pieces of metal effectively that builds some of the housings that are their design, which I need no engineering content on, those situations are actually going to have incrementally lower margins, very good operating margins, I would say in excess of 20 percent operating margins, 20, 25 percent. But the gross margins on those particular cases could actually be lower than average.

     So, it depends on the customer solution if it's going to be, "Hey, Brooks, help me design that solution for my application," or if it's, "Hey, Brooks, let me focus on my core competency. And can you help me in this and take my existing platforms, incorporate your components there and outsource that piece to it?" We're actually in dialogues on both of those types of scenarios as we speak. It's a little hard to tell you if it's incrementally up or incrementally down. It depends on if it's risk of Brooks or if it's at no risk of Brooks.

Michael Pippins: The thing I would comment is we've said we have four tier ones that we're doing business with. Three of those are buying our designs, so it's really one that we're doing their design.

Darice Liu: Fair enough. And I was wondering if you can break out how much percentage-wise your FPD business in the quarter was.

Male: I don't have a good number for you right now on the percentage of revenue that was flat panel. But if I had to guess, it was three or four percent. It's a pretty small number. However, I think over the next few quarters you're going to see that percentage grow as we start to ship some of the OEM flat forms, and that was system-based business. And, as I commented, there's a couple of fairly large software contracts that are in the pipeline. So, it will remain a small number.

Darice Liu: OK.

Male: Darice, let me comment quickly on the flat panel business. I've recently been in Korea. And the OEM part of our business in flat panel is being highly accepted by the customers in Asia. So, if you remember, we told you we moved the flat panel business from (Chumsford) and centralized that business in Korea. And the acceptance rate by OEM customers has grown by leaps and bounds in the last two quarters. And we're beginning to see that in the bookings and you'll begin to see that in revenue.

     The fact - the reason it won't become a larger percentage is because our other business is growing at the same pace now. But if we were still in the semiconductor flatness, you'd be seeing flat panel take off as a very large percentage of our business in terms of growth.

Darice Liu: Sounds great. Thank you.

Operator: Thank you. And our last question today will come from Timothy Acuri.

Timothy Arcuri: Hi, guys. Just a quick follow-up, I guess one for Bob Woodbury.
     At $150 million, say, on the top line, what would op ex be?

Bob Woodbury: Yes, $39 million, $40 million. It's hard, Tim, as you look at - it's tough when you get to a model basis on percentages. But if I look at today, again, as I think I said to Theodore O'Neill, I don't need any more G&A. I need less. I need insignificantly different - a little bit more on the sales support. If I added - just pick a number - 100 more engineers here, maybe that adds $10 million to my infrastructure, $2.5 million a quarter. So, it's hard to see op ex getting ever much - even in the best of times with good comp plans in place, does it begin with a four. Is it a 40'ish number at the top? So, I think $39 million, $40 million is probably the right number.

Timothy Arcuri: OK. Thanks. And then I guess I'll just give you one more. Do you have - are you willing to talk about how much of the 127 in bookings was from that large AMHS winner, how much of that kind of total $40 million project size was booked?

Male: Just to put it in perspective, it was less than half of the total project.
     And so, you can - I think you guys have a pretty good feel for what a 300-millimeter AMHS project is worth, and it was less than half.

Timothy Arcuri: Great. Thanks, guys.

Mark Chung: Thank you, operator. This concludes our call for the quarter. And please keep in tune for future news releases. Thank you.

Operator: That does conclude today's conference call. Thank you all for your participation.


                                       END